EXHIBIT 99.1

To our shareholders,

Third quarter has come to an end and we are now positioned for a very successful close to the year, despite some bumps along the way. For the final quarter of 2016, and heading into 2017, we are initiating some major developments and changes within the Company: we will soon be launching our International Operations division, working with several Fortune 500 clients, inaugurating some new, cutting edge research – as well as beginning construction on more state-of-the-art vertical farms around the world. We will also be expanding our executive team to include several more of the generally recognized top names in our industry, both here in the U.S. and in Europe. And - in order to free ourselves to grow the Company more effectively from here -- we’ve decided that it is time to make some changes in our senior leadership.

That being said, this will be my last shareholder letter addressing you as acting CEO of Indoor Harvest. After months of planning and reorganizing, I’m pleased to say that Mr. John Choo, our current President, will soon be taking over the role of CEO of the Company. John’s leadership will add a sharpened focus on driving revenue and strengthening the financial stewardship of our Company in order to support our rapid growth. Though I will remain as steadfastly committed as ever to shareholders, my true passion has always been about the technical domains of our industry and as such I’ll be assuming the position of Chief Technology Officer. With my new role as CTO, I will thus be able to focus my attention more powerfully on the technological pulse of our industry, to oversee both our internal and external R&D portfolio, and to participate more directly with our design team in developing the architecture of our clients’ cultivation platforms. We expect this transition to be completed in the coming weeks.

Another major change will be the separation of our cannabis and food/produce related business divisions. Working with our European partners and investors, we are finalizing a plan to spin out our food/produce vertical farming operations as a private Company. We are also engaged in new conversations to merge or have acquired our cannabis operations and assets. Additionally discussions are underway with large institutional investors to fully capitalize our strategy in the vertical farming industry, though we don’t have any binding commitments yet on our restructuring. As explained below, we are undertaking these actions to better position the portfolio of assets we have developed over the years for proper capitalization -- and thus to bring increased value to our shareholders.

On the Vertical Farming front, our deal flow has more than exceeded any of my expectations. I want to thank all of our friends and partners who have referred so many great people and opportunities our way. We now have $11.6M in signed projects and a sales pipeline in excess of $35M. As of today, we are actively assisting in the development of over a dozen vertical farming related projects. These projects range in scale from custom university research platforms to owner-operator vertical farms to large scale pharmaceutical facilities. In many cases we are not only assisting our clients with designing their infrastructure and operational plans, but are conducting complete ground up facility engineering as well. As these projects start to come off the drawing board and move from development into construction, our revenues will begin to ramp up dramatically. We’re working so that our portfolio will soon be second to none in our industry.

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We will also soon be installing the commercial version of our high-pressure aeroponic biomanufacturing platform at Tweed (a licensed producer in Canada under the Marihuana for Medical Purposes Regulations) in order to conduct an economic pilot there. This will be our final step in commercializing our patent pending modular aeroponic design for cannabis production. Our numerous prior technology pilots have consistently shown a decrease of up to 80% in cost of goods, while seeing over a 150% increase in biomass production across a broad range of cultivars. I believe that the level of large scale precision cultivation our technology can offer pharmaceutical groups is unmatched in the industry today. I am hopeful that the results from our upcoming economic pilot with Tweed (in addition to our 5 years of technical third party data already collected) will leave no doubts that our state-of-the-art platform for growing cannabis is unmatched in the industry, both in terms of cost savings and production efficiency.

As alluded to above, our greatest obstacle in the past year has been the proper capitalization of our business plan. Due to our investor risk disclosures regarding our operations in cannabis, sourcing capital with favorable terms has been extremely challenging. That challenge was recently compounded when a group attempting to acquire our cannabis operations failed to honor certain funding agreements, resulting in our defaulting on certain promissory notes. In order to manage this crisis, we refinanced half of our debt and converted the remaining debt to equity. As of this letter we have fully satisfied our debt obligations that were under default. Likewise, after converting our remaining debt to equity, we now have 14.9 million shares of common stock outstanding, with 6.9 million free trading shares available in the public float. In order to offset this unintended dilution to shareholders, I will be personally retiring for no consideration 1.7 million of my founder shares prior to our executing our above-mentioned plans for restructuring.

As you can see, a lot of positive changes are coming to Indoor Harvest. Both the vertical farming industry and the plant-based pharmaceuticals sector are proving to be rapid growth industries for us. Our existing partnerships, R&D project list, sales pipeline and growing client list all speak to the quality of our work. I am proud of our accomplishments and the position we have carved out in the respective industries we serve. Despite our recent challenges, I feel we are in a stronger position today than we have ever been. As mentioned above, over the coming weeks and months, you will be hearing some exciting announcements about our new and existing contracts, as well as some new partners and team members. Likewise, we will soon be providing details about our plan to restructure our Company along with a record date in order to provide the best value to you, our shareholders.

As always, I thank you for your continued commitment and support.

Warm Regards,

Chad Sykes, CEO

Indoor Harvest Corp

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